EXHIBIT 99.1

PRESS RELEASE	September 28, 2026

Century Casinos, Inc. Enters into Definitive Agreement to Sell Century Mile and Century Downs Racetracks in Alberta, Canada

Colorado Springs, Colorado – September 28, 2026 – Century Casinos, Inc. (Nasdaq Capital Market®: CNTY) (“Century Casinos” or the “Company”) announced today that it has entered into a definitive agreement to sell the racing and gaming operations of Century Mile Racetrack and Casino in Edmonton, Alberta (“Century Mile”) and Century Downs Racetrack and Casino in Calgary, Alberta (“Century Downs”) to Highfield Investment Group (“Highfield” or the “Buyer”) for an aggregate purchase price of approximately $16.4 million (CAD 23.2 million based on the exchange rate of 0.7074 CAD/USD on September 27, 2026), representing a 6.1x multiple of FY 2025 EBITDA.

Century Casinos owns 100% of Century Mile and a 75% interest in Century Downs; noncontrolling partners own the remaining 25% of Century Downs.

The real estate underlying Century Mile and Century Downs is owned by subsidiaries of VICI Properties Inc. (NYSE: VICI) (“VICI”) and is leased to the operating companies under the Company’s existing triple-net master lease agreement (the “Master Lease”). In connection with the closing, subsidiaries of the Company and VICI will amend the Master Lease to remove the Century Mile and Century Downs properties, and Highfield will become the new tenant of these properties and be responsible for the associated rent obligations going forward. With the removal of these two properties from Century’s Master Lease, the Company’s annual rent will be reduced by approximately $7.5 million (CAD 10.7 million based on the exchange rate of 0.7074 CAD/USD on September 27, 2026).

The Company intends to use the proceeds from the transaction to reduce its indebtedness. The transaction is expected to reduce the Company’s lease-adjusted net leverage on a pro forma basis.

“As part of our ongoing strategic review process, the sale of Century Mile and Century Downs racinos is an important step towards concentrating our resources on our U.S. properties, where we see the strongest opportunities for growth,” Erwin Haitzmann and Peter Hoetzinger, Co-Chief Executive Officers of Century Casinos, remarked. “This transaction improves our financial flexibility and operational efficiency as we focus on our core U.S. assets,” they concluded.

The transaction is expected to close in the fourth quarter of 2026 or the first quarter of 2027, subject to customary regulatory approvals and closing conditions.

Macquarie Capital acted as exclusive financial advisor to the Company, and Field Law acted as legal counsel to the Company in connection with the transaction.

About Century Casinos, Inc.:

Century Casinos, Inc. is a casino entertainment company. In the United States the Company operates the following operating segments: (i) in the East, the Mountaineer Casino, Resort & Races in New Cumberland, West Virginia and Rocky Gap Casino, Resort & Golf in Flintstone, Maryland; (ii) in the Midwest, the Century Casinos in Cape Girardeau and Caruthersville, Missouri, and Century Casino & Hotels in Cripple Creek and Central City, Colorado; and (iii) in the West, the Nugget Casino Resort, in Reno/Sparks, Nevada. In Alberta, Canada the Company operates Century Casino & Hotel in Edmonton and the Century Casino in St. Albert. In Poland

the Company operates six casinos through its subsidiary Casinos Poland Ltd. The Company continues to pursue other projects in various stages of development.

Century Casinos’ common stock trades on The Nasdaq Capital Market® under the symbol CNTY. For more information about Century Casinos, visit our website at www.cnty.com.

This release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan,” “target,” “goal,” “potential” or similar expressions, or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the sale, as well as the Company’s use of the transaction sale proceeds and the expected timing for closing the transaction. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements including: the possibility that the anticipated operating results and other benefits of the transaction are not realized when expected or at all; and other risks described in the section entitled “Risk Factors” under Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and in subsequent periodic and current SEC filings the Company may make. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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